EXHIBIT 4.11

                        AGREEMENT FOR PAYMENT OF ACCOUNT
                        --------------------------------

          AGREEMENT FOR PAYMENT OF ACCOUNT dated as of March 20, 2002 (this "Agreement"), by and between XYBERNAUT CORPORATION, a Delaware corporation ("Xybernaut"), and Zykronix, Inc., a California corporation ("Zykronix").

          WHEREAS, Zykronix and Xybernaut entered into a Master Product and Design Agreement dated April 12, 2001 (the "Master Agreement"), pursuant to which Xybernaut engaged the services of Zykronix under various work orders upon the terms and conditions contained in the Master Agreement; and

          WHEREAS, Xybernaut wishes to reach an agreement on an alternative payment plan to compensate Zykronix for balances owed to Zykronix as of February 4, 2002, as well as to provide for payment of certain Future Deliverables (as hereinafter defined) pursuant to the Master Agreement; and

          WHEREAS, Xybernaut and Zykronix have reached agreement on the terms for the satisfaction of such balances owing to Zykronix and for the payment of certain Future Deliverables.

          NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

          1. Payment of Account through February 4, 2002: The total unpaid balance of the account owed by Xybernaut to Zykronix, including, but not limited to, all services, goods, expenses, and products provided by Zykronix to Xybernaut from April 12, 2001 through and up to February 4, 2002 under the Master Agreement, is for all purposes agreed by the parties to be $432,280.15 (the "Past Due Balance"). Zykronix hereby agrees to accept and receive as payment in full for the entire Past Due Balance cash installment payments to be paid by Xybernaut in accordance with the schedule provided for on Attachment A to this Agreement. Xybernaut understands that interest in respect to the Past Due Balance in the amount of $5,046.01 will be paid to Zykronix pursuant to Attachment A. Zykronix acknowledges and agrees that as of the date of this Agreement Xybernaut has already made the first four installment payments set forth on Attachment A totaling $235,601.35 in reduction of the Past Due Balance, thus the remaining Past Due Balance is $201,724.81.

          2. Payment of Account for Future Deliverables: Xybernaut and Zykronix agree that Zykronix will provide to Xybernaut the products and services outlined in Attachment B (the "Future Deliverables") pursuant to the terms of the Master Agreement. It is estimated that the total cost of the Future Deliverables will be approximately $892,106.00 (the "Future Deliverables Balance"). Zykronix will accept as payment in full for the Future Deliverables Balance the following: (a) a cash payment equal to one-half (1/2) of the Future Deliverables Balance in the amount of $446,053.00 (the "Future Deliverables Cash Payment") and (b) the issuance of shares of Xybernaut common stock, par value $0.01 per share (the "Common Stock") for the remaining one-half (1/2) of the Future Deliverables Balance valued at $446,053.00 as provided for herein (the "Future Deliverables Stock Grant").

          3. Future Deliverables Cash Payment: Zykronix agrees to receive as payment in full for the Future Deliverables Cash Payment, in cash installment payments to be paid by Xybernaut in accordance with the schedule provided for on Attachment C to this Agreement. If upon final delivery, performance and acceptance by Xybernaut of the Future Deliverables, there is a difference between the actual billings (in accordance with the Master Agreement) for the Future Deliverables and the Future Deliverables Balance, this difference, if any, will be paid in cash on the date of the final payment set forth on Attachment C. Xybernaut will only continue to make Future Deliverables Cash Payments if Zykronix delivers and performs with respect to the Future Deliverables in accordance with the terms, provisions and conditions of the Master Agreement. Any scheduled installment payments that are not paid by Xybernaut because of non-performance by Zykronix will be paid in full at the next payment date set forth on Attachment C after such non-performance has been resolved to the satisfaction of Xybernaut, in addition to the regularly scheduled payment for that payment date. Xybernaut will then continue to make scheduled Future Deliverables Cash Payments in accordance with


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

Attachment C for all performing Future Deliverables. The making of the payment following the non-performance of any Future Deliverables shall not relieve Zykronix for the consequences to Xybernaut of such non-performance to the extent provided for in the Master Agreement.

          4. Future Deliverables Stock Grant: The Future Deliverables Stock Grant will be satisfied by Xybernaut issuing 295,400 shares of Common Stock to Zykronix based upon a value of $1.51 per share (the "Agreed Upon Value Per
Share"), which amount represents a ten percent (10%) discount from the $1.68 closing market price of Xybernaut's Common Stock on March 19, 2002 (the day preceding the date of this Agreement). To the extent that Zykronix does not deliver and perform with respect to the Future Deliverables in accordance with the terms, provisions and conditions of the Master Agreement, Zykronix will return to Xybernaut for cancellation the portion of the Future Deliverables Stock Grant attributable to such deliveries or performances. For purposes of determining the number of shares to cancel pursuant to the preceding sentence, the value of each Future Deliverable computed as percentage of the value of the total Future Deliverables on Attachment B will be applied to the total Future Deliverables Stock Grant. The issuance of the Future Deliverables Stock Grant, as is the case with all stock grants by Xybernaut, is subject to the approval of Xybernaut's Board of Directors.

          5. Registration of Shares: Xybernaut hereby grants to Zykronix "piggyback registration rights" with respect to the shares of Common Stock to be issued to Zykronix hereunder in respect of the Future Deliverables Stock Grant in the next registration statement filed by Xybernaut with respect to its Common Stock occurring after April 15, 2002 (other than a registration statement on Form S-4 or Form S-8 or any successor thereto). Xybernaut will advise Zykronix about any such registration statement reasonably in advance of the filing thereof, and, if Zykronix requests in writing that its shares of Common Stock to be included in such registration statement, Xybernaut shall use its reasonable best efforts to cause the Zykronix shares of Common Stock to be included therein and to cause the registration statement to be declared effective by the Securities and Exchange Commission (the "Commission"). Notwithstanding the foregoing, Xybernaut shall have the right to exclude such number of the Zykronix's shares from the registration statement as Xybernaut may reasonably determine would have an adverse affect on the registration statement or the price to be received by Xybernaut for


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

the shares covered by the registration statement (if the registration statement is a primary registration statement filed by Xybernaut). If Xybernaut cuts back the shares of Zykronix in any registration statement for which Zykronix has exercised its piggyback registration rights as provided in the immediately preceding sentence, Zykronix shall continue to have piggyback registration rights for succeeding registration statements. Xybernaut shall be responsible for the compliance of any such registration statement with applicable securities laws; provided that Zykronix shall be responsible for any information about Zykronix specifically required by applicable securities laws. All fees and expenses incident to the registration of the Zykronix shares shall be borne by Xybernaut. If a registration statement including the Zykronix shares is not filed by June 1, 2002 or is not declared effective within ninety (90) days after the filing thereof, Xybernaut will increase or recommence, whichever may be applicable at the time, the weekly payments to Zykronix identified in Section 2 of this Agreement, by $50,000 weekly until the remainder of the balance is repaid, except if the failure to cause the registration statement to become effective is due to information supplied by Zykronix. In the event weekly payments are increased or commenced pursuant to this Section 5 such installments will bear simple interest at the rate of 10.5% per annum (computed on the basis of a year of 365 days). At such time as the registration statement is declared effective, Xybernaut shall no longer be required to make the cash payments provided for in this Section 5. Upon the making of any cash payment pursuant to the second preceding sentence, the amount of Future Deliverables Stock Grant shall be reduced, on a dollar for dollar basis, based upon the Agreed Upon Value Per Share, and Zykronix shall return to Xybernaut for cancellation, a number of shares of Common Stock equal to the amount of such cash payment, excluding interest payments thereon. Xybernaut shall not be required to include any shares of Zykronix Common Stock if such shares are available to be sold pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

          6. Zykronix Lockup Period: Zykronix can only sell shares of Common Stock issued to it hereunder in respect of the Future Deliverables Stock Grant to the extent, and only to the extent, that it has performed in respect of the Future Deliverables pursuant to the terms and conditions of the Master Agreement. The value of each Future Deliverable is computed as a percent of the total of the Future Deliverables on Attachment B. This percentage, applied to the total Future Deliverables Stock Grant, represents the number of shares of stock


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

that Zykronix can sell upon completion of each of the Future Deliverables based upon the Agreed Upon Value Per Share. A pro-rata portion of shares of Common Stock can be sold to the extent that Zykronix delivers a portion of a given Future Deliverable (e.g., Zykronix can sell 50% of the allotted shares based upon the Agreed Upon Value Per Share if it delivers 100 displays out of a 200 display order pursuant to the terms of the Master Agreement). Upon delivery of a Future Deliverable by Zykronix, and acceptance thereof by Xybernaut, each in accordance with the terms and provisions of the Master Agreement, Xybernaut will provide written notification indicating the agreed upon number of shares that can be sold by Zykronix based upon the applicable Future Deliverable. Xybernaut shall be entitled to place stop orders with the transfer agent for Common Stock for purposes of affecting the lock-up provided for in this Section 6.

          7. Zykronix Representations: Zykronix represents and warrants to Xybernaut that (a) it is an "accredited investor", which is defined under Rule 501(a)(3) of the Securities Act of 1933, as amended (the "Act"), as a corporation with total assets in excess of $5,000,000; (b) it is acquiring the shares of Common Stock issued in respect of the Future Deliverables Stock Grant for its own account and for investment purposes only; (c) it has no present intention to distribute any of such shares publicly and has no present agreement, understanding or arrangement to subdivide, sell, assign, transfer or otherwise dispose of all or any part of such shares subscribed for to any other person or entity. Notwithstanding the above, it is acknowledged that Zykronix may publicly sell the shares in the open market without restriction through its broker if a registration statement covering the shares is declared effective by the Commission pursuant to Section 5 hereof to the extent such sale is not otherwise prohibited by this Agreement. Zykronix acknowledges that Xybernaut will be relying on the representations and warranties of Zykronix set forth in this Section 7 in issuing the Common Stock to Zykronix under an exemption from registration under the Act.

          8. Zykronix Services: Zykronix will continue to work under all outstanding and new Xybernaut work orders pursuant to the terms and conditions of the Master Agreement. Except as expressly modified herein, the parties agree that the Master Agreement remains in full force and effect and is not otherwise merged or amended by this Agreement.


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

          9. Zykronix Release: Provided Xybernaut is not in breach under the terms of this Agreement, Zykronix shall forebear and suspend any legal, equitable or other action against Xybernaut for collection of the Past Due Balance and the Future Deliverables Balance. Upon receipt by Zykronix of the cash payments and stock grant contemplated herein, registration of shares of Common Stock pursuant to paragraphs 4 and 5 herein, respective (if such registration is requested) Zykronix shall release Xybernaut, its subsidiaries, officers, directors, employees, agents, successors and assigns from any and all claims, damages, liabilities, actions or causes of action for money owed by Xybernaut to Zykronix, its subsidiaries, officers, directors, employees, agents, successors and assigns for services rendered pursuant to the Master Agreement during the period from April 12, 2001 through the date of this Agreement and thereafter in any regard relating to the Past Due Balance of the Future Deliverables Balance.

          10. Governing Law; Jurisdiction: This Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia, without regard to Virginia's conflicts of law principles. This Agreement shall not be interpreted or construed with any presumption against the party that caused this Agreement to be drafted. Zykronix and Xybernaut hereby consent to the jurisdiction of the Federal District Court of the Northern District of Virginia with respect to any action, suit or other proceeding arising out of or relating to this Agreement.

          11. Miscellaneous:

               (a) This Agreement may not be amended, modified or waived, except by an instrument in writing signed by each of the parties hereto. This Agreement, together with the attachments hereto, the Master Agreement and the attachments to the Master Agreement constitute the entire understanding and agreement of the parties with respect to the subject matter hereof.

               (b) Should there be any conflict between the terms and provisions of the Master Agreement and this Agreement, the terms and provisions of this Agreement shall govern and be controlling.


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

               (c) This Agreement may not be assigned by either party without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized officers as of the date first written above.

XYBERNAUT CORPORATION                         ZYKRONIX, INC.

By:    ___________________________            By:    ___________________________

Name:  ___________________________            Name:  ___________________________

Title: ___________________________            Title: ___________________________


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

                                                                    Attachment A

Agreement for Payment of Account

Past Due Balance

         SCHEDULED
            DATE           AMOUNT       DESCRIPTION
            ----           ------       -----------
         02/06/2002      $ 85,601.35     Inventory
         02/13/2002      $ 30,000.00     Inventory
         02/20/2002      $ 30,000.00     Inventory
         02/27/2002      $ 30,000.00     Inventory
         03/06/2002      $ 30,000.00     Inventory
         03/13/2002      $ 30,000.00     Inventory
         03/20/2002      $ 30,000.00     Inventory
         03/27/2002      $ 40,000.00     Inventory
         04/03/2002      $ 40,000.00     Inventory
         04/10/2002      $ 40,000.00     Inventory
         04/17/2002      $ 46,678.80     Inventory
         04/17/2002      $  5,046.01     Interest
                         ----------
                         $437,326.16
                         ===========


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

                                                                    Attachment B

Agreement for Payment of Account

Future Deliverables


WORK                                                                          ESTIMATED      PERCENT
ORDER    DESCRIPTION                                                          AMOUNT         OF TOTAL
-----    -----------                                                          ------         --------
F        34 of 86 Digital 8.4" Displays                                        $ 49,266          5.52%
         108 of 214 Digital 6.4" Displays                                      $143,100         16.04%
K        1000 Adapters (Audio Out) + NRE                                       $ 45,000          5.04%
L        360 of 1,000 Digital 8.4" Displays                                    $466,200         52.26%
M        15-20 Each of Slightly Damaged 6.4" and 8.4" Displays (40% off)       $ 31,440          3.52%
O        50 Black 8.4" Cases                                                   $  1,500          0.17%
P        Incorporate New Logo (NRE)                                            $  1,500          0.17%
R        115 6.4" Analog Displays                                              $154,100         17.27%
                                                                               --------         -----
                                                                               $892,106        100.00%
                                                                               ========        ======



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

                                                                    Attachment C

Agreement for Payment of Account

Future Deliverables Cash Payments

         SCHEDULED
            DATE            AMOUNT
            ----            ------
         04/24/2002      $ 40,000.00     Inventory
         05/01/2002      $ 40,000.00     Inventory
         05/08/2002      $ 40,000.00     Inventory
         05/15/2002      $ 40,000.00     Inventory
         05/22/2002      $ 40,000.00     Inventory
         05/29/2002      $ 40,000.00     Inventory
         06/05/2002      $ 40,000.00     Inventory
         06/12/2002      $ 40,000.00     Inventory
         06/19/2002      $ 40,000.00     Inventory
         06/26/2002      $ 40,000.00     Inventory
         07/03/2002      $ 40,000.00     Inventory
         07/10/2002      $  6,053.00     Inventory
         07/10/2002      $       -       Difference, if any
                         -----------
                         $446,053.00
                         ===========


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